Exhibit 99.2

Supplement, dated as of August 16, 2007 (this “Supplement”), to the Replacement Capital Covenant, dated as of August 8, 2007 (the “Replacement Capital Covenant”), by Fifth Third Bancorp, an Ohio corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined in the Replacement Capital Covenant).

Recitals

A. On August 8, 2007, the Corporation issued $500,010,000 aggregate principal amount of its 7.25% Junior Subordinated Notes due 2067 to Fifth Third Capital Trust V, a Delaware statutory trust (the “Trust”), and the Trust issued $500,000,000 aggregate liquidation amount of its 7.25% Trust Preferred Securities.

B. Pursuant to the Underwriting Agreement, dated August 1, 2007 (the “Underwriting Agreement”), among the Trust, the Corporation and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the several underwriters (the “Underwriters”) named therein, on the date hereof the Underwriters have purchased 3,000,000 additional 7.25% Trust Preferred Securities of the Trust (the “Optional Trust Preferred Securities”) and the proceeds of the issuance of the Optional Trust Preferred Securities were invested in $75,000,000 aggregate principal amount of 7.25% Junior Subordinated Notes due 2067 of the Corporation (the “Optional JSNs”).

C. The Corporation wishes to clarify that its covenants and obligations under the Replacement Capital Covenant include the Optional Trust Preferred Securities and Optional JSNs.

D. Pursuant to Section 4(b) of the Replacement Capital Covenant, the Corporation may amend or supplement the Replacement Capital Covenant by an instrument signed only by the Corporation (and without the consent of the Holders of the then-effective series of Covered Debt) if such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Corporation has delivered to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture with respect to such Covered Debt a written certificate stating that, in his determination, such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt. The Corporation mailed such certificate, or has caused such certificate to be mailed, to the holders of the Covered Debt as provided in the applicable indenture.

E. Capitalized terms used in this Supplement (including the recitals) not defined herein have the meanings set forth in the Replacement Capital Covenant.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

(a) Each reference in the Replacement Capital Covenant to “Trust Preferred Securities” shall be deemed to include the Optional Trust Preferred Securities.

(b) Each reference in the Replacement Capital Covenant to “JSNs” shall be deemed to include the Optional JSNs.

(c) Each reference in the Replacement Capital Covenant to “Securities” shall be deemed to include the Optional Trust Preferred Securities and the Optional JSNs.

(d) Each reference in the Replacement Capital Covenant to “Replacement Capital Covenant” shall be deemed to refer to the Replacement Capital Covenant as supplemented hereby.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer, as of the day and year first above written.

FIFTH THIRD BANCORP

By:	/s/ Christopher G. Marshall
Name:	Christopher G. Marshall
Title:	Executive Vice President and
Chief Financial Officer